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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                                  FORM 8-K
                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                November 5, 1997
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)

                           DATALINK SYSTEMS CORPORATION
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               Exact name of Registrant as Specified in its Charter

         Nevada                   0-21069                 35-3574355
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State or Other Jurisdiction    Commission File    IRS Employer Identification
     of Incorporation              Number                   Number

           1735 Technology Way, Suite 790, San Jose, California 95125
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           Address of Principal Executive Offices, Including Zip Code

                                (408) 367-1700
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               Registrant's Telephone Number, Including Area Code
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ITEM 5.  OTHER EVENTS.

On November 5, 1997, the Company completed the sale of units of the Company's Series A Convertible Preferred Stock. The units were sold in a private placement pursuant to an agreement with an investment banking firm. A total of 68.5 units were sold at a cost of $150,000 per unit for total gross proceeds of $10,275,000. Each unit consisted of 40,000 shares of preferred stock, par value $.001, and each share of preferred stock is convertible into ten shares of common stock. Also included with each unit was a detachable common stock purchase warrant to purchase 200,000 shares of the Company's common stock at a purchase price of $.50 per share.

The Company received approximately $8.0 million in cash, net of expenses, and $1.05 million in a note receivable from an officer of the Company. Expenses and commissions related to the private placement totalled approximately $1.3 million.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. Not applicable.

    (b)  PROFORMA FINANCIAL INFORMATION.  Not applicable.

    (c)  EXHIBITS.

         Exhibit 99   Certificate of the Designations,   Filed herewith
                      Powers, Preferences and Rights     electronically
                      of the Series A Convertible
                      Preferred Stock

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   DATALINK SYSTEMS CORPORATION

Dated: December 5, 1997            By/s/ Anthony LaPine
                                     Anthony LaPine, President
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